Exhibit 99.1

Press Release

Universal Display Contact:
Darice Liu
investor@oled.com
media@oled.com
+1 609-964-5123

Universal Display Corporation Announces Third Quarter 2024 Financial Results

EWING, N.J. – October 30, 2024 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the third quarter ended September 30, 2024.

“With strong year-to-date results, we are on track to achieve record revenues, earnings, and operating cash flow in 2024 as we continue our growth trajectory. The rate of growth this year, though, is expected to be more modest than previously projected. With recent updates to customer order expectations for the fourth quarter, we are lowering our 2024 revenue forecast range to $625 million to $645 million,” said Brian Millard, Vice President and Chief Financial Officer of Universal Display Corporation. “We believe that 2024 marks the start of a new OLED adoption cycle for medium-sized displays, namely IT and automotive. With leading tablet, notebook, monitor, as well as auto OEMs expected to broaden their product roadmaps for OLEDs, significant investments in new OLED facilities are being deployed for these nascent market segments. As a leader in the OLED ecosystem, we are enabling and supporting this long runway of growth. Our world-class technology continues to set industry standards, our global partnerships continue to expand and deepen, and we continue to leverage our unparalleled expertise.”

Financial Highlights for the Third Quarter of 2024

•
Total revenue in the third quarter of 2024 was $161.6 million as compared to $141.1 million in the third quarter of 2023.
•
Revenue from material sales was $83.4 million in the third quarter of 2024 as compared to $92.5 million in the third quarter of 2023. The decrease in material sales was primarily due to changes in customer mix as material volumes were relatively flat between periods.
•
Revenue from royalty and license fees was $74.6 million in the third quarter of 2024 as compared to $45.9 million in the third quarter of 2023. The increase in royalty and license fees was primarily the result of changes in customer mix and a $6.8 million increase in cumulative catch-up adjustment between periods.
•
Cost of material sales was $33.2 million in the third quarter of 2024 as compared to $31.6 million in the third quarter of 2023. The increase in cost of material sales was primarily due to product mix.
•
Total gross margin was 78% in the third quarter of 2024 as compared to 76% in the third quarter of 2023.
•
Operating income was $67.0 million in the third quarter of 2024 as compared to $48.4 million in the third quarter of 2023.
•
The effective income tax rate was 17.9% and 4.4% in the third quarter of 2024 and 2023, respectively. The relatively low effective income tax rate in the third quarter of 2023 was primarily due to the change in IRS regulations, issued in July 2023, that permitted withholding taxes to be credited against U.S. taxable income for the taxable years 2022 and 2023.
•
Net income was $66.9 million or $1.40 per diluted share in the third quarter of 2024 as compared to $51.5 million or $1.08 per diluted share in the third quarter of 2023.

Revenue Comparison

($ in thousands)	Three Months Ended September 30,
	2024	2023
Material sales	$83,428	$92,492
Royalty and license fees	74,590	45,915
Contract research services	3,609	2,670
Total revenue	$161,627	$141,077

Cost of Materials Comparison

($ in thousands)	Three Months Ended September 30,
	2024	2023
Material sales	$83,428	$92,492
Cost of material sales	33,172	31,639
Gross margin on material sales	50,256	60,853
Gross margin as a % of material sales	60%	66%

Financial Highlights for the First Nine Months of 2024

•
Total revenue in the first nine months of 2024 was $485.4 million as compared to $418.1 million in the first nine months of 2023.
•
Revenue from material sales was $272.2 million in the first nine months of 2024 as compared to $239.8 million in the first nine months of 2023. The increase in material sales was primarily due to strengthened demand for our emitter materials, partially offset by changes in customer mix.
•
Revenue from royalty and license fees was $202.4 million in the first nine months of 2024 as compared to $165.5 million in the first nine months of 2023. The increase in royalty and license fees was primarily the result of higher unit material volume and changes in customer mix during the third quarter of 2024.
•
Cost of material sales was $102.8 million in the first nine months of 2024 as compared to $89.7 million in the first nine months of 2023 primarily due to an increase in materials sales volume and product mix, partially offset by a $4.0 million decrease in inventory reserve expense.
•
Total gross margin was 77% in the first nine months of 2024 as compared to 76% in the first nine months of 2023.
•
Operating income was $186.3 million in the first nine months of 2024 as compared to $152.4 million in the first nine months of 2023.
•
The effective income tax rate was 18.8% and 16.8% in the first nine months of 2024 and 2023, respectively.
•
Net income was $176.1 million or $3.69 per diluted share in the first nine months of 2024 compared to $141.0 million or $2.95 per diluted share in the first nine months of 2023.

Revenue Comparison

($ in thousands)	Nine Months Ended September 30,
	2024	2023
Material sales	$272,154	$239,789
Royalty and license fees	202,409	165,524
Contract research services	10,828	12,796
Total revenue	$485,391	$418,109

Cost of Materials Comparison

($ in thousands)	Nine Months Ended September 30,
	2024	2023
Material sales	$272,154	$239,789
Cost of material sales	102,759	89,697
Gross margin on material sales	169,395	150,092
Gross margin as a % of material sales	62%	63%

2024 Revised Guidance

The Company now believes that its 2024 revenue will be in the range of $625 million to $645 million. The OLED industry remains at a stage where many variables can have a material impact on results, and the Company thus caveats its financial guidance accordingly.

Dividend

The Company also announced a fourth quarter cash dividend of $0.40 per share on the Company’s common stock. The dividend is payable on December 31, 2024 to all shareholders of record as of the close of business on December 17, 2024.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Wednesday, October 30, 2024 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications. Founded in 1994 and with subsidiaries and offices around the world, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 6,000 patents issued and pending worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of energy-efficient and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation. All other Company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to the projected adoption, development and advancement of the Company’s technologies, and the Company’s expected results, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2023. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

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UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share data)

	September 30, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$79,559	$91,985
Short-term investments	471,993	422,137
Accounts receivable	87,693	139,850
Inventory	175,958	175,795
Other current assets	126,643	87,365
Total current assets	941,846	917,132
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $158,992 and $143,908	191,195	175,150
ACQUIRED TECHNOLOGY, net of accumulated amortization of $199,428 and $186,850	77,747	90,325
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $11,484 and $10,414	5,804	6,874
GOODWILL	15,535	15,535
INVESTMENTS	396,931	299,548
DEFERRED INCOME TAXES	72,138	59,108
OTHER ASSETS	109,686	105,289
TOTAL ASSETS	$1,810,882	$1,668,961
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$24,698	$10,933
Accrued expenses	52,955	52,080
Deferred revenue	47,393	47,713
Other current liabilities	6,119	8,096
Total current liabilities	131,165	118,822
DEFERRED REVENUE	2,376	12,006
RETIREMENT PLAN BENEFIT LIABILITY	54,288	52,249
OTHER LIABILITIES	36,303	38,658
Total liabilities	224,132	221,735
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 48,826,922 and 48,731,026 shares issued, and 47,461,274 and 47,365,378 shares outstanding, at September 30, 2024 and December 31, 2023, respectively	488	487
Additional paid-in capital	717,190	699,554
Retained earnings	907,776	789,553
Accumulated other comprehensive income (loss)	2,578	(1,086)
Treasury stock, at cost (1,365,648 shares at September 30, 2024 and December 31, 2023)	(41,284)	(41,284)
Total shareholders’ equity	1,586,750	1,447,226
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,810,882	$1,668,961

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
REVENUE:
Material sales	$83,428	$92,492	$272,154	$239,789
Royalty and license fees	74,590	45,915	202,409	165,524
Contract research services	3,609	2,670	10,828	12,796
Total revenue	161,627	141,077	485,391	418,109
COST OF SALES	35,812	34,248	111,109	99,357
Gross margin	125,815	106,829	374,282	318,752
OPERATING EXPENSES:
Research and development	36,089	33,099	110,900	96,840
Selling, general and administrative	15,664	18,084	54,757	50,557
Amortization of acquired technology and other intangible assets	4,551	4,557	13,648	11,442
Patent costs	2,352	2,572	6,735	7,056
Royalty and license expense	154	81	1,928	414
Total operating expenses	58,810	58,393	187,968	166,309
OPERATING INCOME	67,005	48,436	186,314	152,443
Interest income, net	10,592	7,136	30,073	20,301
Other income (loss), net	3,819	(1,693)	416	(3,180)
Interest and other income, net	14,411	5,443	30,489	17,121
INCOME BEFORE INCOME TAXES	81,416	53,879	216,803	169,564
INCOME TAX EXPENSE	(14,546)	(2,363)	(40,743)	(28,531)
NET INCOME	$66,870	$51,516	$176,060	$141,033
NET INCOME PER COMMON SHARE:
BASIC	$1.40	$1.08	$3.69	$2.95
DILUTED	$1.40	$1.08	$3.69	$2.95
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	47,542,114	47,570,099	47,549,976	47,555,734
DILUTED	47,669,439	47,632,431	47,644,026	47,609,692
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.40	$0.35	$1.20	$1.05

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Nine Months Ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$176,060	$141,033
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19,488	20,128
Amortization of intangibles	13,648	11,442
Amortization of premium and discount on investments, net	(5,930)	(9,436)
Stock-based compensation	23,812	18,623
Deferred income tax (benefit) expense	(12,878)	7,556
Retirement plan expense, net of benefit payments	1,385	2,347
Decrease (increase) in assets:
Accounts receivable	52,157	(29,528)
Inventory	(163)	1,814
Other current assets	(39,278)	(37,653)
Other assets	(4,397)	8,292
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	9,405	(32)
Other current liabilities	(1,977)	(24,186)
Deferred revenue	(9,950)	11,809
Other liabilities	(2,355)	(4,502)
Net cash provided by operating activities	219,027	117,707
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(29,960)	(52,208)
Purchases of intangibles	—	(66,563)
Purchases of investments	(337,949)	(303,004)
Proceeds from sale and maturity of investments	200,768	346,407
Net cash used in investing activities	(167,141)	(75,368)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	1,776	1,532
Payment of withholding taxes related to stock-based compensation to employees	(8,251)	(7,895)
Cash dividends paid	(57,837)	(50,083)
Net cash used in financing activities	(64,312)	(56,446)
DECREASE IN CASH AND CASH EQUIVALENTS	(12,426)	(14,107)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	91,985	93,430
CASH AND CASH EQUIVALENTS, END OF PERIOD	$79,559	$79,323
SUPPLEMENTAL DISCLOSURES:
Unrealized gain on available-for-sale securities	$4,117	$3,304
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Net change in accounts payable and accrued expenses related to purchases of property and equipment	(5,573)	887
Cash paid for income taxes, net of refunds	60,772	81,132